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                                  TAX AGREEMENT

                  THIS AGREEMENT, is entered into as of June 30, 1999, among Media News Group, Inc., a Delaware corporation ("ANI"), Denver Newspapers, Inc., a Delaware corporation ("DNI") and Media General, Inc., a Virginia corporation ("Media General").

                                 R E C I T A L S

                  A. ANI is the common parent corporation of an affiliated group of corporations which, together with any other corporations which may become members of such affiliated group, is referred to as the "ANI Consolidated Group."

                  B. Pursuant to an agreement dated June 30, 1999, DNI will enter the ANI Consolidated Group effective at the end of business on June 30, 1999. DNI, if it were not included in the ANI Consolidated Group, would be the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), which, together with any other corporations which may become members of such affiliated group, is referred to as the "DNI Consolidated Group."

                  C. It is intended that, effective July 1, 1999, the Denver Post Corporation, a Colorado Corporation, will merge with and into DNI with DNI being the surviving corporation.

                  D. ANI, DNI and Media General desire to set forth in this Agreement their agreement as to certain matters relating to the inclusion of the DNI Consolidated Group in the ANI Consolidated Group, including the allocation of tax liabilities for years in which the DNI Consolidated Group is so included, and certain other matters relating to taxes.

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                  The parties agree as follows:

                  1.       EFFECTIVE DATE.

                  This Agreement shall be effective as of the first date upon which DNI is included in the ANI Consolidated Group.

                  2. FILING OF CONSOLIDATED RETURNS AND PAYMENT OF CONSOLIDATED TAX LIABILITY.

                  For all taxable years in which ANI files consolidated federal income tax returns (any such return of the ANI Consolidated Group for any taxable year, an "ANI Consolidated Return") and is entitled to include the DNI Consolidated Group in such returns under Sections 1501-1504, or successor provisions, of the Code, ANI shall include the DNI Consolidated Group in the consolidated federal income tax returns it files as the common parent corporation of the ANI Consolidated Group. ANI, DNI and the other members of the ANI Consolidated Group shall file any and all consents, elections or other documents and take any other actions as ANI shall deem necessary or appropriate to effect the filing of such federal income tax returns. For all taxable years in which the DNI Consolidated Group is included in the ANI Consolidated Group, ANI shall pay the entire federal income tax liability of the ANI Consolidated Group. ANI shall indemnify and hold harmless DNI against any federal income tax liability arising as a result of the DNI Consolidated Group or any member thereof being part of the ANI Consolidated Group; PROVIDED, HOWEVER, that DNI shall make payments to, or receive payments from, ANI as provided in this Agreement in settlement of the DNI Consolidated Group's federal income tax liability (determined with reference to the Pro Forma DNI Return) or as compensation for use of the federal income tax attributes of the DNI Consolidated Group which actually reduce the ANI Consolidated Group federal income tax liability for any taxable year (which term shall

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throughout this Agreement include any short taxable year) in which the DNI
Consolidated Group is included in the ANI Consolidated Group (any such taxable year, an "Agreement Year").

                  With respect to any payment to be made by DNI to ANI, ANI to DNI, or ANI to Media General pursuant to this Agreement, (or with respect to the creation of any receivable between such entities in connection herewith) ANI shall send to Media General at least 3 days prior to such payment (or creation of such receivable) a written calculation of such payment (or receivable) and a brief explanation setting forth the manner in which such payment (or receivable) was computed. Upon Media General's request, ANI shall provide Media General with any additional information relating to tax computations under this Agreement including, without limitation, a copy of the Pro Forma DNI Returns.

                  3.       PRO FORMA DNI RETURN.

                  For each Agreement Year for which ANI files an ANI Consolidated Return that includes the DNI Consolidated Group, ANI shall prepare a pro forma federal income tax return for the DNI Consolidated Group (a "Pro Forma DNI Return"). Except as otherwise provided herein, the Pro Forma DNI Return for each Agreement Year shall be prepared as if DNI filed a consolidated return on behalf of the DNI Consolidated Group for such taxable year and all prior taxable years. The Pro Forma DNI Return shall reflect any carryovers or carrybacks of net operating losses, net capital losses, excess tax credits, or other tax attributes from other taxable years of the DNI Consolidated Group. The Pro Forma DNI Return shall be prepared in a manner that reflects all elections, positions, and methods used in the ANI Consolidated Return that must be applied on a consolidated basis and otherwise shall be prepared in a manner consistent with the ANI Consolidated Return. The provisions of the Code that require

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consolidated computations, such as Sections 861, 1201-1212, and 1231, shall be applied separately to the DNI Consolidated Group for purposes of preparing the Pro Forma DNI Returns. With respect to transactions between the DNI Consolidated Group and the ANI Consolidated Group, for purposes of preparing the Pro-Forma DNI Returns, Section 1.1502-13 of the Income Tax Regulations shall be applied as if the DNI Consolidated Group and the ANI Consolidated Group (excluding the members of the DNI Consolidated Group) were separate affiliated groups. For purposes of this Agreement, all determinations made as if the DNI Consolidated Group had never been included in the ANI Consolidated Group and as if all Pro Forma DNI Returns were actual returns shall reflect any actual short taxable years resulting from the DNI Consolidated Group joining or leaving the ANI Consolidated Group.

                  4.       PRO FORMA DNI RETURN PAYMENTS.

                  For each Agreement Year, DNI shall make periodic payments to ANI as ANI determines in its sole discretion are equal to the estimated tax payments that would be due from the DNI Consolidated Group if it were not included in the ANI Consolidated Group no later than the dates on which payments of estimated tax would be due from the DNI Consolidated Group if it were not included in the ANI Consolidated Group. The balance of the tax that would be due (including interest, but not including any penalties or other additions to tax) from the DNI Consolidated Group if it were not included in the ANI Consolidated Group for an Agreement Year shall be paid by DNI to ANI no later than the due date of the ANI Consolidated Return for that taxable year. If DNI's total periodic payments to ANI for any Agreement Year exceed the amount of its liability under the preceding sentence, ANI shall refund such excess to DNI (with interest) no later than the date on which the balance of the ANI Consolidated Group's income tax

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liability is due. For purposes of this Agreement, the term "federal income tax liability" means the tax imposed by Sections 11, 55 and 59A of the Code, or any successor provisions to such Sections. ANI shall notify DNI of any amounts due from DNI to ANI pursuant to this Section 4 no later than 5 business days prior to the date such payments are due and such payments shall not be considered due until the later of the due date described above or the fifth day from the notice from ANI. Any item of federal income, gain, loss, deduction or credit shall be taken into account in computing payments to or from DNI or to Media General only once.

                  5.       LOSSES, CREDITS OR OTHER ATTRIBUTES.

                  If, for any Agreement Year, the consolidated federal income tax liability of the ANI Consolidated Group as reflected in the ANI Consolidated Return is actually reduced by an amount (the "Reduction Amount") attributable to the utilization of a net operating loss, net capital loss, excess tax credits or other tax attributes ("Tax Attributes") reflected in a Pro Forma DNI Return, that has not already been used in a Pro-Forma DNI Return to reduce the Pro-Forma DNI Return Payments, then, no later than the date on which the balance of the ANI Consolidated Group's income tax liability is due, ANI shall pay to Media General an amount equal to 20 percent of the Reduction Amount, such payment to be treated for income tax purposes as a contribution of 100% of the Reduction Amount by ANI to DNI followed by a dividend of 80 percent of such Reduction Amount to ANI and 20% of such Reduction Amount to Media General. Any such payment which is made after the due date thereof shall bear interest at the rate applicable to underpayments of income tax. DNI shall repay to ANI 100% of such Reduction Amount to the extent such Tax Attributes have not previously been subject to adjustment

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pursuant to Section 7 hereof and are subsequently used on a Pro-Forma DNI
Return to reduce the Pro-Forma DNI Return Payments.

                  The determination of whether any federal tax attributes of the DNI Consolidated Group actually have been utilized by the ANI Consolidated Group to reduce its consolidated federal income tax liability, and the amount of any such reduction, shall be made by comparing (1) the ANI Consolidated Group's consolidated federal income tax liability computed taking into account the federal tax attributes of the DNI Consolidated Group to (2) the amount of such consolidated federal income tax liability computed without taking into account the federal tax attributes of the DNI Consolidated Group.

                  6. PREPARATION OF TAX PACKAGE AND OTHER FINANCIAL REPORTING
                     INFORMATION.

                  DNI shall provide to ANI in a format determined by ANI all information requested by ANI as necessary to prepare the ANI Consolidated Return and the Pro Forma DNI Return (the "ANI Tax Package"). The ANI Tax Package with respect to any taxable year shall be provided to ANI on a basis consistent with current practices of the ANI Consolidated Group no later than September 1 of the following fiscal year. DNI shall also provide to ANI current federal taxable income, current and deferred tax liabilities, tax reserve items, and any additional current or prior information required by ANI on a timely basis consistent with current practices of the ANI Consolidated Group as are communicated to DNI by ANI.

                  7. RETURNS, AUDITS, REFUNDS, AMENDED RETURNS, LITIGATION, AND ADJUSTMENTS.

                  (a) RETURNS. ANI shall have exclusive and sole responsibility and control with respect to the preparation and filing of the ANI Consolidated Returns and any other returns, amended returns and other documents or statements required to be filed with the Internal

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Revenue Service in connection with the determination of the federal income tax liability of the ANI Consolidated Group.

                  (b) AUDITS; REFUND CLAIMS. ANI will have exclusive and sole responsibility and control with respect to the conduct of Internal Revenue Service examinations of the returns filed by the ANI Consolidated Group and any refund claims with respect thereto. DNI shall cooperate with ANI during the course of any such proceeding. ANI shall give DNI notice of and consult with DNI with respect to any issues arising in such proceedings relating to items of income, gain, loss, deduction or credit of members of the DNI Consolidated Group ("DNI Consolidated Return Items").

                  (c) LITIGATION. If the federal income tax liability of the ANI Consolidated Group becomes the subject of litigation in any court, the conduct of the litigation shall be controlled exclusively by ANI. DNI shall cooperate with ANI during the course of litigation, and ANI shall consult with DNI regarding any issues arising in such litigation relating to DNI Consolidated Return Items.

                  (d) EXPENSES. DNI shall reimburse ANI for all incremental reasonable out-of-pocket expenses payable to third parties (including, without limitation, legal, consulting, and accounting fees) incurred by ANI in the course of proceedings described in paragraphs (a), (b) and (c) of this Section to the extent such expenses are reasonably attributable to DNI Consolidated Return Items for any Agreement Year.

                  (e) RECALCULATION OF PAYMENTS TO REFLECT ADJUSTMENTS. To the extent that any audit, litigation or claim for refund with respect to an ANI Consolidated Return results in an additional payment of tax (including a payment of tax made preliminary to commencing a refund

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claim or litigation) or a refund of tax (any such additional payment or refund, an "Adjustment") relating to the treatment of a DNI Consolidated Return Item a corresponding adjustment shall be made to the corresponding Pro Forma DNI Return.

                  All calculations of payments made pursuant to this Agreement shall be recomputed to reflect the effect of any Adjustments on the relevant Pro Forma DNI Return and on any Reduction Amount giving rise to a payment to Media General pursuant to Section 5. If as a result of such recomputation an amount is owed by DNI to ANI or by ANI to DNI, then within 5 days after any such Adjustment, DNI or ANI, as the case may be, shall make such payment to the other party reflecting such Adjustment, plus interest pursuant to Section 9 of this Agreement calculated as if payments by and to DNI pursuant to Sections 4 and 5 of this Agreement and this Section 7 were payments and refunds of federal income taxes. DNI shall not be required to pay to ANI the amount of any penalties, additions to tax or additional amounts incurred by the ANI Consolidated Group as a result of an adjustment to any DNI Consolidated Return Item for an Agreement Year, but shall be required to pay interest pursuant to Section 9 of this Agreement

                  If as a result of such recomputation an additional amount is owed by ANI to Media General pursuant to Section 5 of this Agreement, then within 5 days after any such Adjustment, ANI shall make such payment to Media General, reflecting such Adjustment, in each case plus interest pursuant to
Section 9 of this Agreement calculated as if payments pursuant to Section 5 of this Agreement and this Section 7 were payments of federal income taxes.

                  If (i) as a result of such recomputation relating to the disallowance of a Tax Attribute and elimination of a related Reduction Amount, or (ii) as a result of the carryback of a

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Tax Attribute of the ANI Consolidated Group (not including, for this purpose, the members of the DNI Consolidated Group), a payment previously made from ANI to Media General (or to its transferees pursuant to Section 1.03(b) of the Shareholder's Agreement (as defined below) pursuant to Section 5 herein would not have been owing, then, 20% of such unrepaid Reduction Amount (without any interest or penalties added thereto) shall be credited against
(i) any dividends otherwise to be paid to Media General (or its transferees pursuant to Section 1.03(b) of the Shareholder's Agreement) with respect to their remaining shares of DNI common stock (ii) any amounts payable to Media General (or its transferees pursuant to Section 1.03(b) of the Shareholder's Agreement) with respect to exercise of their "put" rights or ANI's exercise of its "call" rights with respect to such common stock pursuant to Section 4 of the Shareholder's Agreement, (iii) any amounts payable to Media General pursuant to Section 1.6 of the Stock Purchase Agreement, as that term is defined in the Shareholder's Agreement, and (iv) any subsequent payments otherwise owing to Media General (or its transferees pursuant to Section 1.03(b) of the Shareholder's Agreement) pursuant to Section 5 herein. The foregoing obligations shall expire at such time as Media General (or a transferee pursuant to Section 1.03(b) of the Shareholder's Agreement) disposes of its shares of DNI common stock (other than to a transferee pursuant to Section 1.03(b) of the Shareholder's Agreement) and ANI and DNI shall have no claim against Media General (or any such transferee) with respect to such obligations thereafter.

                  8.       FIDUCIARY DUTIES

                  The parties acknowledge that, notwithstanding any other provision of this Agreement, ANI and DNI's actions pursuant to this Agreement (including, without limitation, actions relating to the preparation and filing of tax returns, settlement of audits and litigations,

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and similar proceedings) shall be subject to the fiduciary duties and fair dealing obligations set forth in Section 6.02(g) of the Shareholders' Agreement concurrently entered into between ANI, DNI and Media General (the "Shareholder's Agreement").

                  9.       INTEREST.

                  Interest required to be paid by or to DNI pursuant to this Agreement shall, unless otherwise specified, be computed at the applicable rate and in the manner provided in the Code for interest on underpayments and overpayments, respectively, of federal income tax for the relevant period, except that payments concurrently owing from ANI to DNI and DNI to ANI shall be treated as bearing interest at the identical interest rate. Any other payments required pursuant to this Agreement which are not made within the time period specified in this Agreement shall bear interest at the applicable federal rate, as defined in Code Section 1274, for a short-term debt instrument with monthly compounding, other than payments made by ANI to Media General pursuant to the first paragraph of Section 5 hereof.

                  10.      FOREIGN, STATE AND LOCAL INCOME TAXES.

                  In the case of foreign, state or local taxes based on or measured by the net income of the ANI Consolidated Group, or any combination of members thereof (other than solely with respect to members which are members of the DNI Consolidated Group or which are members of the ANI Consolidated Group but not the DNI Consolidated Group) on a combined, consolidated or unitary basis, the provisions of Sections 1 through 9 of this Agreement with respect to sharing of federal income tax liability, including, without limitation, the indemnification provided in Section 2, shall apply with equal force to such foreign, state or local tax whether or not the DNI Consolidated Group is included in the ANI Consolidated Group for federal income tax purposes;

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PROVIDED, HOWEVER, that interest pursuant to the first sentence of Section 9 of this Agreement shall be computed at the rate and in the manner provided under such foreign, state or local law for interest on underpayments and overpayments of such tax for the relevant period and references to provisions of the Code shall be deemed to be references to analogous provisions of state, local, and foreign law. ANI shall have the sole and exclusive responsibility for determining if a combined, consolidated or unitary tax return should be filed for any foreign, state or local tax purpose.

                  11.      CONFIDENTIALITY.

                  Each of ANI, DNI and Media General agrees that any information furnished pursuant to this Agreement is confidential and, except as, and to the extent, required during the course of an audit or litigation or other administrative or legal proceeding, shall not be disclosed to other persons.

                  12.      SUCCESSORS AND ACCESS TO INFORMATION.

                  This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement, provided, however, that Media General's rights and obligations hereunder shall be assignable only pursuant to a Transfer (as defined in the Shareholder's Agreement) pursuant to Section 1.03(b) or Section 1.03(d) of the Shareholder's Agreement. If Media General disposes of all or any portion of its interest in DNI (including by means of a disposition to ANI), then (a) with respect to taxable periods (or portions thereof) occurring prior to such transaction, its rights and obligations under this Agreement shall not be reduced, but its obligations shall be enforceable only in respect of the shares, if any, held by

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Media General and its transferees pursuant to Section 1.03(b) of the
Shareholder's Agreement

and

(b) with respect to taxable periods (or portions thereof) occurring after such disposition, its rights and obligations under this Agreement shall be reduced proportionately, or extinguished, as the case may be, to reflect such disposition. Media General and its transferees shall have no rights or obligations hereunder in respect of shares transferred to ANI or its affiliates. If for any taxable year the DNI Consolidated Group is no longer included in the ANI Consolidated Group, ANI and DNI agree to provide to the other party any information reasonably required to complete tax returns for taxable periods beginning after the DNI Consolidated Group is no longer included in an ANI Consolidated Return, and each of ANI and DNI will cooperate with respect to any audits or litigation relating to any ANI Consolidated Return.

                  13.      GOVERNING LAW.

                  This Agreement shall be governed by and construed in accordance with the laws of New York excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

                  14.      HEADINGS.

                  The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

                  15.      COUNTERPARTS.

                  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

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                  16.      SEVERABILITY.

                  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable. In any event, all other provisions of this Agreement shall be deemed valid, binding, and enforceable to their full extent.

                  17.      TERMINATION.

                  Unless otherwise agreed by the parties, this Agreement shall remain in force and be binding so long as the period of assessments under the Code remains unexpired for any taxable year during which the DNI Consolidated Group is included in an ANI Consolidated Return; PROVIDED, HOWEVER, that neither ANI nor DNI shall have any liability to the other party with respect to tax liabilities for taxable years in which the DNI Consolidated Group is not included in the ANI Consolidated Returns.

                  18.      SUCCESSOR PROVISIONS.

                  Any reference herein to any provisions of the Code or Treasury Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.









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                  IN WITNESS WHEREOF, each of the parties of this Agreement
has caused this Agreement to be executed by its duly authorized officer on this date of ______________, 1999.



                                       Media News Group, Inc.


                                       By:  /s/
                                          -----------------------------------
                                          Name:
                                          Title:



                                       Denver Newspapers, Inc.


                                       By:  /s/
                                          -----------------------------------
                                          Name:
                                          Title:



                                       Media General, Inc.


                                       By:  /s/
                                          -----------------------------------
                                          Name:
                                          Title:






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